===========================================================================

                          SCHEDULE 14A
                        (Rule 14a-6(m))

            INFORMATION REQUIRED IN PROXY STATEMENT

                    SCHEDULE 14A INFORMATION
  Proxy Statement Pursuant to Section 14(a) of the Securities
          Exchange Act of 1934 (Amendment No.        )

Filed by the Registrant   [x]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement            [ ]  Confidential, for use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                     R&B Falcon Corporation
        (Name of Registrant as Specified in Its Charter)

                              N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [x]  No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

          (1) Title of each class of securities to which transaction applies:

          (2)  Aggregate number of securities to which transaction applies:

          (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          (4)  Proposed maximum aggregate value of transaction:

          (5)  Total fee paid:

     [ ]  Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1)  Amount Previously Paid:

          (2)  Form, Schedule or Registration Statement No.:

          (3)  Filing Party:

          (4)  Date Filed:


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                            [R&B Falcon Logo]

                          R&B FALCON CORPORATION

                 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          To Be Held May 17, 2000


TO THE STOCKHOLDERS:

   NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of R&B Falcon Corporation, a Delaware corporation (the "Company"), will be held on Wednesday, May 17, 2000, at 9:00 a.m., Houston, Texas time, at the Omni Houston Hotel, Four Riverway, Houston, Texas 77056, for the following purposes:

      1.  To elect four Class III directors for terms expiring in 2003;
      2. To act upon a proposal to approve the Company's 2000 Employee Long-Term Incentive Plan;
      3. To ratify the appointment of Arthur Andersen LLP as the Company's independent auditors for its 2000 fiscal year; and
      4. To transact such other business as may properly come before the meeting or any adjournment thereof.

   The foregoing items of business are described in the Proxy Statement accompanying this Notice.

   Only stockholders of record at the close of business on March 24, 2000 are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

   All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, please sign and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even though such stockholder has returned a proxy.


                                        Wayne K. Hillin
                                        Secretary

By order of the Board of Directors
Houston, Texas
April 24, 2000


IMPORTANT:    Whether  or  not  you plan to  attend  the  meeting,  you  are requested to complete and promptly return the enclosed proxy in the envelope provided.

============================================================================

                          R&B FALCON CORPORATION

                             901 Threadneedle
                           Houston, Texas 77079
                              _______________

                              PROXY STATEMENT
                              _______________

                      Annual Meeting of Stockholders

                               May 17, 2000


   The enclosed Proxy is solicited on behalf of the Board of Directors of R&B Falcon Corporation (the "Company") for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on Wednesday, May 17, 2000, at 9:00 a.m. Houston, Texas time, or at any adjournment thereof. The Annual Meeting will be held at the Omni Houston Hotel, Four Riverway, Houston, Texas 77056. It is anticipated that this Proxy Statement and the enclosed proxy card will be mailed beginning on or about April 25, 2000 to all stockholders of record on March 24, 2000.

   At the Annual Meeting, stockholders will be asked to elect four Class III directors for terms expiring in 2003 and to consider and vote upon the following proposals (the "Proposals"):

(1) a proposal (the "Employee Plan Proposal") to approve the Company's 2000 Employee Long-Term Incentive Plan (the "Employee Plan");

(2) a proposal (the "Accountant Proposal") to ratify the appointment of Arthur Andersen LLP as the Company's independent auditors for its 2000 fiscal year.
                           ____________________

   The Board of Directors of the Company believes that election of its director nominees and approval of each of the Proposals is advisable and in the best interests of the Company and its stockholders and recommends to the stockholders of the Company the approval of such nominees and each of the Proposals.
                           ____________________

            The date of this Proxy Statement is April 24, 2000.

===========================================================================

                             THE COMPANY

   The Company is a Delaware corporation that was organized in July 1997 for the purpose of effecting the business combination (the "Merger") of Falcon Drilling Company, Inc. (now named R&B Falcon Holdings, Inc., herein "Falcon") and Reading & Bates Corporation (now named R&B Falcon
Drilling (International & Deepwater), Inc., herein "R&B"). The Merger became effective on December 31, 1997, with the result that Falcon and R&B became wholly-owned subsidiaries of the Company, and the former stockholders of Falcon and R&B became stockholders of the Company.

              INFORMATION CONCERNING SOLICITATION AND VOTING

   At the Annual Meeting, the holders of shares of common stock, par value $.01 per share, of the Company (the "Common Stock") will be asked to
(i) vote upon the election of four persons to serve as Class III Directors on the Board of Directors of the Company, (ii) approve the Employee Plan Proposal, (iii) approve the Accountant Proposal, and (iv) take action upon such other matters as may properly come before the Annual Meeting.

   All shares of Common Stock represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting, and not revoked, will be voted (or withheld) at the Annual Meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated with respect to any shares for which properly executed proxies have been received, such proxies will be voted FOR the Board of Directors' nominees for directors, FOR the Employee Plan Proposal, and FOR the Accountant Proposal. If any other matters are properly presented at the Annual Meeting for action, the persons named in the proxies and acting thereunder will have discretion to vote on such matters in accordance with their best judgment as to the best interests of the Company. The Board of Directors of the Company does not know of any other matters to be brought before the Annual Meeting.

   Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by any of the following actions: (i) filing with the Secretary of the Company, at or before the Annual Meeting, but in any event prior to the vote on the matter as to which revocation is sought, a written notice of revocation bearing a later date than the proxy; (ii) duly executing and submitting a subsequent proxy relating to the Annual Meeting; or (iii) voting in person at the Annual Meeting (although attendance at the Annual Meeting will not, in and of itself, constitute a revocation of a proxy). Any written notice revoking a proxy should be sent to the Secretary of the Company at the Company's principal executive office at 901 Threadneedle, Houston, Texas 77079.

   The close of business on March 24, 2000 is the date fixed for the determination of stockholders of record entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. On March 24, 2000, the Company had 194,042,927 outstanding shares of Common Stock, constituting the only class of stock outstanding and entitled to vote at the Annual Meeting.

   The holders of a majority of the outstanding shares of Common Stock as of March 24, 2000, present in person or represented by proxy, will constitute a quorum at the Annual Meeting. A list of such stockholders will be available for examination by any stockholder, for any purpose germane to the meeting, at the Company's principal executive office at 901 Threadneedle, Houston, Texas 77079, during ordinary business hours during the ten days preceding the meeting, and at the time and place of the meeting.

   Each share of Common Stock is entitled to one vote at the Annual Meeting with respect to each matter to be voted upon.

   With regard to the election of directors, votes may be cast in favor of or withheld from each nominee. Cumulative voting is not permitted. Directors shall be elected by a plurality of the votes cast. "Plurality" means that the four individuals who receive the largest number of the votes shall be elected as directors. Consequently, any shares not voted (whether by abstention, broker non-vote or otherwise) have no impact in the election of directors except to the extent that the failure to vote for an individual results in another individual receiving a larger number of votes.

   The approval of each of the Employee Plan Proposal and the Accountant Proposal requires the affirmative vote of a majority of shares represented at the Annual Meeting and entitled to vote. Any shares represented at the Annual Meeting but which abstain from voting with respect to any such proposal will have the same effect as a vote against such proposal. Any shares held in street name for which the broker or nominee receives no instructions from the beneficial owner and as to which such broker or nominee does not have discretionary voting authority under applicable New York Stock Exchange rules ("broker non-votes"), will be considered as shares not entitled to vote, and will therefore not be considered in the tabulation of the votes.

   The stockholders of the Company have no dissenters' rights or appraisal rights in connection with any of the Proposals.

   The Company will appoint one or more inspectors to act at the meeting and to make a written report thereof. Prior to the meeting, the inspectors will sign an oath to perform their duties in an impartial manner and according to the best of their ability. The inspectors will ascertain the number of shares outstanding and the voting power of each, determine the shares represented at the meeting and the validity of proxies and ballots, count all votes and ballots, and perform certain other duties as required by law.

   The Company's Annual Report to Shareholders for the 1999 fiscal year, which includes financial statements, was previously mailed to stockholders of record as of the close of business on March 24, 2000.

   The expense of soliciting proxies will be borne by the Company. Proxies may be solicited personally by directors, officers, and other regular employees of the Company in the ordinary course of business and at nominal cost. The Company has employed Georgeson & Co., New York, New York, to assist in the solicitation of proxies for a fee of $12,500, plus reasonable expenses. In connection with its engagement of such firm, the Company has also agreed to indemnify Georgeson & Co. against certain liabilities arising from its engagement by the Company. Solicitation is being made by the use of the mails, but may also be made by telephone, electronic transmission and personal interviews. The Company will be assisted in distributing, gathering and tabulating proxies by its stock transfer agent, American Stock Transfer and Trust Company. Proxy materials will be provided for distribution through brokers, custodians, and other nominees or fiduciaries to beneficial holders of the Common Stock. The Company expects to reimburse such parties for their reasonable out-of-pocket expenses incurred in connection therewith.


                           ELECTION OF DIRECTORS

Composition of the Board and Nominees

   Four Class III directors are to be elected at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's four nominees named below, all of whom are presently directors of the Company. If any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for the nominee designated by the Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director at the Annual Meeting will continue until the Company's annual meeting of stockholders in the year 2003, or until a successor has been elected and qualified.

   The Company's Certificate of Incorporation and Bylaws provide that the Board is divided into three classes of directors, with the number of directors in each class to be as nearly equal as possible. The directors are elected for staggered three-year terms. The Class I Directors, whose terms expire in 2001, are Douglas A.P. Hamilton, Michael E. Porter, Robert
L. Sandmeyer, and Douglas E. Swanson. The Class II Directors, whose terms expire in 2002, are Arnold L. Chavkin, Macko A.E. Laqueur, Richard A. Pattarozzi and William R. Ziegler. The Class III Directors, whose terms expire in 2000, are Purnendu Chatterjee, Charles A. Donabedian, Paul B. Loyd, Jr., and Steven A. Webster, and their positions are the ones to be filled at the Annual Meeting.

Class III Director Nominees - terms would expire in 2003 if elected

   Purnendu Chatterjee, age 49, has been a director of the Company since December 1997 and was a director of Falcon from 1993 until the Merger. Dr. Chatterjee is an investor in public and private companies and has been associated with the George Soros organization for more than the past five years. A corporation controlled by Dr. Chatterjee is the general partner of a limited partnership that is the Company's largest stockholder. Dr. Chatterjee is a director of Indigo N.V. and Geotek Communications, Inc.

   Charles A. Donabedian, age 57, has been a director of the Company since December 1997 and was a director of R&B from 1989 until the Merger. Since May 1992, Mr. Donabedian has been Chairman and Chief Executive Officer of both Winston Financial Incorporated which provides product development, marketing and sales consulting and services to the financial services industry and Winston Advisors, Inc. (of which Mr. Donabedian is also a director) which provides financial advice for individuals and small companies.

   Paul B. Loyd, Jr., age 53, has been a director of the Company since July 1997, Chairman of the Board since January 6, 1998 and Chief Executive Officer since April 7, 1999. Mr. Loyd was Chief Executive Officer and Chairman of the Board of R&B from 1991 until the Merger. Mr. Loyd has been President of Loyd & Associates, Inc., a financial consulting firm, since 1989. Mr. Loyd is a director of Wainoco Oil Corporation.

   Steven A. Webster, age 47, has been a director of the Company since its organization in July 1997. He previously served as President and Chief Executive Officer of the Company from January 6, 1998 until May 31, 1999. Mr. Webster has served as Chief Executive Officer and Chairman of the Board of Falcon since its formation in 1991. He serves as a director of Grey Wolf, Inc.; Carrizo Oil & Gas, Inc.; Ponder Industries, Inc.; Geokinetics, Inc.; and Crown Resources Corporation. Mr. Webster also serves as a trust manager of Camden Property Trust.

   The Board of Directors recommends that the stockholders vote "FOR" the nominees listed above.

   Information with respect to directors whose terms do not expire at the Annual Meeting is presented below.

  Continuing Directors - terms expire in 2001 (Class I Directors):

   Douglas A.P. Hamilton, age 53, has been a director of the Company since December 1997. Mr. Hamilton was a director of Falcon from 1992 until the Merger. For more than the past five years, he has been a private investor. Mr. Hamilton was one of Falcon's original investors. Mr. Hamilton is a director of Carrizo Oil & Gas, Inc.

   Michael E. Porter, age 52, has been a director of the Company since December 1997. Dr. Porter was a director of Falcon from January 1, 1997 until the Merger. Dr. Porter is the C. Roland Christensen Professor of Business Administration at the Harvard Business School, a position he has held since 1973. Dr. Porter is a director of Parametric Technology Corporation and ThermoQuest Corporation.

   Robert L. Sandmeyer, age 70, has been a director of the Company since December 1997. Dr. Sandmeyer was a director of R&B from 1988 until the Merger. Dr. Sandmeyer has been Dean Emeritus of the College of Business Administration at Oklahoma State University since 1994, and for more than five years prior to that, was Dean and Professor of Economics at such institution. Dr. Sandmeyer is the principal of SC2 International, which specializes in assisting foreign business schools in their efforts to meet international standards.

   Douglas E. Swanson, age 61 has been a director of the Company since December 2, 1998 in accordance with the merger agreement pursuant to which the Company acquired all of the outstanding stock of Cliffs Drilling Company. He also served as President of Cliffs Drilling Company from December 1, 1998 until July 31, 1999. Mr. Swanson joined Cliffs Drilling Company in 1978 as Executive Vice President and served in that office until his election as President, effective January 1, 1992. Mr. Swanson currently serves as a director of Tuboscope, Inc.

  Continuing Directors - terms expire in 2002 (Class II Directors):

   Arnold L. Chavkin, age 48, has been a director of the Company since December 1997 and was a director of R&B from August 1991 until the Merger. Mr. Chavkin has been general partner of Chase Capital Partners, a general partnership which invests in leveraged buyouts, recapitalizations, growth equities and venture situations, since January 1992, and President of Chemical Investments, Inc., an affiliate of Chase Capital Partners, since March 1991. Chase Capital Partners and Chemical Investments, Inc. are affiliates of Chase Manhattan Corporation. Chemical Investments, Inc. is a stockholder of the Company. Mr. Chavkin is a director of American Radio Systems, Bell Sports Corporation, and Wireless One, Inc.

   Macko A.E. Laqueur, age 54, has been a director of the Company since December 1997 and was a director of R&B from April 1995 until the Merger. Since 1980, Mr. Laqueur has been a senior partner and one of the two founders of Venture Capital Investors, a private investment company located in Amsterdam, The Netherlands. Mr. Laqueur holds board positions with Thermae Holding, a large resort owner and operator, and with Sanadome
Holding N.V., a medical spa facility. Mr. Laqueur and Venture Capital Investors have interests in a large number of companies involved in the offshore industry owning service, supply and heavy lift vessels. Mr. Laqueur is one of the controlling persons of Workships Intermediaries, N.V., a stockholder of the Company.

   Richard A. Pattarrozzi, age 53, has been a director of the Company since February 2000. From January 1, 1995 until December 31, 1999 Mr.
Pattarrozzi was employed by Shell Oil Company. He also served as President and Chief Executive Officer of Shell Deepwater Development Inc. and Shell Deepwater Production Inc. Mr. Pattarrozzi is a director of Stone Energy Company.

   William R. Ziegler, age 58, has been a director of the Company since December 1997 and was a director of Falcon from 1991 until the Merger. Mr. Ziegler is a partner of the law firm of Satterlee Stephens Burke & Burke LLP following its business combination with Parsons & Brown LLP in July 1999 where Mr. Ziegler was previously a partner. Satterlee Stephens Burke & Burke LLP acts as counsel to the Company. Prior to joining Parson & Brown, LLP, in May 1994, Mr. Ziegler was a partner in the law firm of Whitman Breed Abbott & Morgan and a predecessor firm for more than the preceding five years, which firms acted as counsel to the Company. Mr. Ziegler is a director of Grey Wolf, Inc.; Geokinetics, Inc.; Ponder Industries, Inc.; and Flotek Industries, Inc.

Company Board Meetings and Committees

   During 1999, the Board of Directors of the Company held ten meetings. During 1999, all directors of the Company attended at least 75% of the meetings of the Board, except for Mr. Chavkin who attended six meetings and Mr. Laqueur, who attended seven meetings.

   The Board has established an Audit Committee, a Compensation Committee and an Executive Advisory Committee (effective April 7, 1999).

   During 1999, Messrs. Chavkin, Hamilton and Ziegler (Chairman) served on the Audit Committee. The Audit Committee reviews the Company's internal financial reporting systems and controls with the Company's management and independent auditors. The Audit Committee would recommend resolutions for any dispute between the Company's management and its auditors, and reviews other matters relating to the relationship of the Company with its auditors. During 1999, the Audit Committee met three times (including teleconference meetings). Each member of the Audit Committee attended all meetings held by such committee during his tenure on the committee, except for Mr. Hamilton, who missed one meeting.

   During 1999, Messrs. Chatterjee, Donabedian (Chairman), Sandmeyer and Hamilton served on the Compensation Committee. The Compensation Committee makes recommendations to the Board of Directors regarding the Company's executive compensation policies, administers the Company's stock option plans, and administers the Company's pension and ERISA plans. During 1999, the Compensation Committee met twelve times (including teleconference meetings), and each member of the Compensation Committee attended at least 75% of the meetings held by such committee during his tenure on the committee, except for Dr. Chatterjee who missed four meetings.

   During 1999 Messrs. Loyd, Webster and Donabedian served on the Executive Advisory Committee since its formation on April 7, 1999. The Executive Committee acts in an advisory capacity to the Board of Directors regarding business strategy and other matters. During 1999, the Executive Advisory Committee met one time, and each member of the Executive Advisory Committee attended that meeting.

  The Board of Directors currently has no nominating committee or committee performing a similar function.

Compensation of Directors

   Each non-employee director of the Company is paid a fee of $9,000 per calendar quarter, plus $2,500 for each meeting attended by that director. Each director who was a member of a committee of the board received $3,000 for each committee on which he served, and $4,000 for each committee of which he was chairman. The Company reimburses its directors for travel, lodging and related expenses incurred in attending board and committee meetings. Each member of the Audit Committee receives $1,000 for each meeting of such committee attended by him in excess of four meetings during any year. Each member of the Compensation Committee receives $1,000 for each meeting of such committee attended by him in excess of four meetings during any year.

  The aggregate fees earned by each non-employee director for attendance at Board and Committee meetings during 1999 were: Dr. Chatterjee - $65,500; Mr. Chavkin - $54,000; Mr. Donabedian - $77,500; Mr. Hamilton - $75,500; Mr. Laqueur - $53,500; Mr. Pattarrozzi - $0; Dr. Porter - $56,000; Dr.
Sandmeyer - $72,000; Mr. Swanson - $20,000; Mr. Webster - $29,500; and Mr. Ziegler - $68,000.

  Messrs. Chatterjee ($2,000), Donabedian ($11,000), Sandmeyer ($2,000) and Hamilton ($2,000) were also paid for work performed by them in formulating proposed employment contracts for executive officers of the Company.

   In 1999, each of the non-employee directors were awarded stock options with respect to 47,000 shares of Common Stock at an exercise price of $7.031 per share and 13,000 shares at an exercise price of $10.062 per share, the exercise price being the average of the high and low price for the stock on the date of award (April 7 and May 19, 1999, respectively). The options are fully vested, subject to a six month restriction on exercise or transfer, and are exercisable over a ten year period. Effective April 1, 1999, non-employee directors received awards of restricted stock of Reading & Bates Development Co. ("Devco"), a majority-owned indirect subsidiary of the Company, aggregating 455,000 shares and amounting to approximately 3.8% of the outstanding shares of Devco following an increase in Devco's authorized capital. Each non-employee director received an amount of 15,000 shares except for Mr. Webster - 120,000 shares, Mr. Donabedian - 60,000 shares, and Messrs. Chavkin, Kalborg, Laqueur, McLean and Sandmeyer each 40,000 shares.

   See "Compensation Committee Interlocks and Insider Participation" for a description of consulting payments made to a company affiliated with Mr. Donabedian.

      SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information with respect to the shares of Common Stock (the only class of outstanding voting capital stock of the Company) owned of record and beneficially as of March 24, 2000, by
(i) all persons who own of record or are known by the Company to own beneficially more than 5% of the outstanding shares of such class of stock,
(ii) each current director of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table included elsewhere herein, and (iv) all directors and executive officers of the Company as a group:

                                                      Shares
                                                 Beneficially Owned
                                           -----------------------------
                                           Number of
Name                                        Shares           Percent (1)
----                                        ------           -----------
Andrew Bakonyi . . . . . . . . . . . . .    352,174 (2)          *

Purnendu Chatterjee  . . . . . . . . . . 14,780,941 (3)         7.6%
  888 Seventh Avenue, Suite 3000
  New York, NY   10106

Arnold L. Chavkin  . . . . . . . . . . .    714,144 (4)          *

Charles A. Donabedian  . . . . . . . . .     55,286 (5)          *

Douglas A.P. Hamilton  . . . . . . . . .    555,740 (6)          *

Wayne K. Hillin  . . . . . . . . .  .  .    258,295 (7)          *

Macko A.E. Laqueur . . . . . . . . . . .    367,858 (8)          *

Paul B. Loyd, Jr.  . . . . . . . . . . .  2,229,740 (9)         1.1%

Tim W. Nagle . . . . . . . . . . . . . .    530,068 (10)         *

Michael E. Porter  . . . . . . . . . . .     69,750 (11)         *

Robert L. Sandmeyer  . . . . . . . . . .     35,279 (12)         *

S-C Rig Investments, L.P.  . . . . . . . 12,749,176             6.6%
  888 Seventh Avenue, Suite 3000
  New York, NY   10106

Bernie W. Stewart  . . . . . . . . . . .    399,875 (13)         *

Douglas E. Swanson . . . . . . . . . . .    502,779 (14)         *

Steven A. Webster  . . . . . . . . . . .  6,752,620 (15)        3.5%

William R. Ziegler . . . . . . . . . . .  3,408,365 (16)        1.8%

All Executive Officers and Directors
  as a group (17 persons)  . . . . . . . 31,503,983 (17)       16.2%
_________________
  * Less than one percent.

 (1) Based upon a total of 194,042,927 shares of Common Stock outstanding, plus, with respect to the person whose percentage is stated, any shares which such person has an option to acquire within 60 days. Certain shares are deemed beneficially owned by more than one person or entity listed in the table.

 (2) Includes vested options to acquire 331,363 shares.

 (3) Includes (i) 745,484 shares held for his account, (ii) 12,749,176 shares held by S-C Rig Investments, L.P., the sole general partner of which is S-C Rig Co., a company owned and controlled by Dr. Chatterjee, (iii) 250,000 shares held by the Chatterjee Charitable Foundation, of which Dr. Chatterjee is a trustee, (iv) 76,698 shares held by S-C Rig Co., (v) 742,783 shares held by Chatterjee Fund Management, L.P., a limited partnership of which Dr. Chatterjee is the sole general partner, (vi) 176,800 shares owned by Furzedown Trading Limited and (vii) vested options held by Dr. Chaterjee to acquire 40,000 shares.

 (4) Mr. Chavkin is President of Chemical Investments, Inc. ("Chemical"), an affiliate of Chase Capital Partners and Chase Manhattan Corporation. Chemical held 656,444 shares of Common Stock as of March 9, 2000. Also includes vested options held by Mr. Chavkin to acquire 57,700 shares.

 (5) Includes vested options to acquire 45,900 shares.

 (6) Includes vested options to acquire 40,000 shares.

 (7) Includes vested options to acquire 219,909 shares.

 (8) The shares listed for Mr. Laqueur include those beneficially owned by him through his control of Workships Intermediaries N.B., a stockholder of the Company, and also include vested options to acquire 57,700 shares.

 (9) Includes vested options to acquire 2,047,040 shares.

(10) Includes vested options to acquire 479,076 shares.

(11) Includes 1,750 shares held by the Agnes Porter Trust and vested options to acquire 40,000 shares.

(12) Includes vested options to acquire 25,700 shares.

(13) Includes vested options to acquire 377,375 shares.

(14) Includes 17,099 shares owned by the R&B Falcon U.S. Savings Plan for the benefit of Mr. Swanson and vested options to acquire 466,600 shares.

(15) Includes (i) 885,000 shares in the name of Mr. Webster as voting trustee for Linda M. Webster, his spouse, (ii) 1,838,600 shares owned by FDI Marine, Inc., of which Mr. Webster is an officer and director  and  of  which  Linda  Webster is a  principal  stockholder,
     (iii) 1,089,600 shares owned by Falcon Drilling Services, Inc., of which Mr. Webster is an officer and director and of which Linda Webster is a principal stockholder, (iv) 559,800 shares owned by NFM Gulf Enterprises, Inc., of which Mr. Webster is an officer, director and principal stockholder, (v) 70,650 shares owned by Cerrito Partners, 23,600 shares owned by Cerrito Investments Limited Partnership, 57,360 shares owned by Cerrito Investments I-A, L.P., and 11,880 shares owned by Webster Family Investors, all of which are investment partnerships of which Mr. Webster is the general partner or an officer of the general partner, and (vi) 1,510,147 shares issuable upon exercise of vested stock options.

(16) Includes (i) 1,590,600 shares owned by FDI Marine, Inc., of which Mr. Ziegler is an officer, director and principal stockholder, (ii) 950,372 shares owned by Falcon Drilling Services, Inc., of which Mr. Ziegler is an officer, director and principal stockholder, (iii)
     559,800 shares owned by NFM Gulf Enterprises, Inc., of which Mr. Ziegler is an officer, director and principal stockholder, and (iv) 103,000 shares issuable upon exercise of vested stock options.

(17) See preceding notes. Includes 42,911 shares and options to acquire 448,158 shares held by executive officers who are not named in the foregoing table.

                     EXECUTIVE OFFICERS OF THE COMPANY

   The following table sets forth certain information with respect to the executive officers of the Company as of March 24, 2000:

  Name              Age          Position
  ----              ---          --------
Paul B. Loyd, Jr.   53    Chairman of the Board and Chief Executive Officer
Andrew Bakonyi      46    President and Chief Operating Officer
Tim  W.  Nagle      49    Executive Vice President and Chief  Financial
                          Officer
Wayne K. Hillin     58    Senior Vice President and General Counsel
Charles R. Ofner    54    Senior Vice President
Bernie W. Stewart   54    Senior Vice President, Operations - Shallow Water
                          and Transition Zone Division
Imran Toufeeq       43    Senior Vice President, Operations - International
                          and Deepwater Division
_____________

   Mr. Loyd has been a director of the Company since its organization in July 1997, has been Chairman of the Board of the Company since January 6, 1998 and has been Chief Executive Officer since May 19, 1999. From 1991 until the Merger, Mr. Loyd was Chief Executive Officer and Chairman of the Board of R&B.

   Mr. Bakonyi has been President of the Company since May 19, 1999. He previously served as President of R&B since January 1998. From December 1996 to December 1997, he was President of Reading & Bates Drilling Co. For more than five years prior to that, Mr. Bakonyi was a Vice President of Reading & Bates Drilling Co.

   Mr. Nagle has been Executive Vice President of the Company since January 1998, and on May 19, 1999 he was also made Chief Financial Officer of the Company. Mr. Nagle served as Chief Financial Officer of R&B for more than five years prior to 1998.

   Mr. Hillin has been Senior Vice President of the Company since January 1998 and on May 19, 1999 was also made General Counsel of the Company. Mr. Hillin was Senior Vice President and General Counsel of R&B for more than five years prior to 1998.

   Mr. Ofner has been Vice President of the Company since January 1998. Mr. Ofner was Vice President - Business Development of R&B for more than five years prior to that.

   Mr. Stewart has been Senior Vice President, Operations since May 19, 1999. He previously served as Chief Operating Officer of Falcon since April 1, 1996 and President of Falcon since January 1998. From 1993 until joining Falcon, Mr. Stewart was Chief Operating Officer for Hornbeck Offshore Services, Inc., an offshore supply boat operator, where he was responsible for overall supervision of that company's operations. From 1986 until 1993, he was President of Western Oceanics, Inc., an offshore drilling contractor.

   Mr. Toufeeq has been Senior Vice President, Operations since May 19, 1999. He previously served as Senior Vice President of R&B since January 1998 and was Vice President of R&B Falcon Drilling Co. for more than five years prior to 1998.

Employment Contracts

R&B Falcon Corporation

   Each officer of the Company may be removed from office at any time by the Board of Directors, subject to his rights under any applicable employment agreement. The Company entered into employment agreements dated August 25, 1999 with each of its executive officers. The agreements provide for a three year term of employment, with an automatic one year extension implemented whenever the remaining term is one year (two years in the case of Mr. Loyd). The contracts provide for such officers to receive an annual base salary (as of March 24, 2000 the current salaries are: Mr. Loyd - $639,025; Mr. Bakonyi - $320,012; Mr. Nagle - $292,886; Mr. Hillin
- $239,625; Mr. Ofner - $225,789; Mr. Stewart - $255,610; and Mr. Toufeeq -
$300,000),  and  to participate in the benefit plans and  programs  of  the
Company. The base salary is subject to increase in the discretion of the Company's Board, and may be decreased by the Board as part of a salary reduction program which is applicable to all executives of the Company and determined by the Board to be necessary and appropriate due to the Company's then existing financial condition. Each of such agreements provides that if the officer is terminated by the Board during the employment term and outside the window period for reasons other than a suspension for disability or termination for cause, the Company will pay the officer a lump sum equal to the sum of his base salary for the balance of the employment term and a bonus equal to the highest annual bonus paid to the officer since January 1, 1998 (or if higher, his targeted annual bonus for year in which he is terminated), all long-term incentive awards shall vest, the Company will continue to provide at its cost all health and welfare benefits for his spouse and dependents for the remaining employment term and the Company will pay or reimburse such officer for certain outplacement services not to exceed 15% of the officer's then current base salary. For purposes of the employment agreement, "cause" means a deliberate act of proven fraud having a material adverse impact on the business or consolidated financial condition or results of operations of the Company and its subsidiaries, the deliberate and continuing failure to comply with applicable laws and regulations having a material adverse impact on the business or consolidated financial condition or results of operations of the Company and its subsidiaries or conviction of a criminal offense constituting a felony.

   Each of the agreements further provides that each officer has the right during the employment period to terminate the agreement for good reason or during a window period. For that purpose "good reason" means the occurrence of one or more of the following without the officer's written consent including the assignment of duties materially inconsistent with the authorities, duties, responsibilities and status as an officer of the Company or a reduction in same from those in effect the preceding year, the required relocation of an officer more than 50 miles than the officer's current primary residence is from the Company's current headquarters, a reduction in the officer's base salary (except as otherwise permitted by the agreement), a material reduction in the officer's participation in the Company's long-term incentive, employee benefit or retirement plans, policies or arrangements (other than those substantially consistent with the average level of participation of other executives having position commensurate with the officer's position) or failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and perform this agreement. A window period for purposes of the agreements means 12 months prior to the effective date of a change of control that occurs during the initial three-year term of the employment period (or 6 months with respect to any effective date of change of control occurring thereafter) and 24 months following the effective date of a change in control. Upon termination by an officer for good reason during a window period or by the Company (other than for cause or suspension for disabilities), the Company will pay three times the officer's then base salary and highest annual bonus since January 1, 1998 (or the targeted higher bonus, if higher), unpaid salary and accrued vacation pay through the date of termination, prorated annual bonus (at highest annual bonus) for the year of termination, continuation of welfare benefits for three years, lump sum cash payment of the actuarial present value benefit of all supplemental retirement plans in which the officer participates, reimbursement of outplacement costs (limited as per above) and vesting of all long-term incentive awards.

   Under the employment agreements, a change in control is deemed to occur as of the date when one or more of the following conditions is satisfied:
(i) an individual or entity or any group of persons acting in concert becomes the beneficial owner, as defined in Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, of securities of the Company possessing 25% or more of the voting power for the election of directors of the Company; (ii) any consolidation, merger or business combination involving the Company or any securities of the Company occurs in which the holder of voting securities of the Company prior to such consolidation, merger or business combination do not hold 60% or more of the total voting power in an election of directors of the Company (or other surviving corporation) following such consolidation , merger or business combination; (iii) during any two-year consecutive period, individuals constituting directors of the Company at the beginning of the period cease to constitute a majority thereof unless the election or nomination of each new director was approved by at least two-thirds of the directors still in office who were directors of the Company at the beginning of such period; or (iv) a sale, lease, exchange or other transfer of all or substantially all of the assets of the Company to a party which is not controlled by or under common control with the Company.

   In the event of the death of an officer during the employment term or window period, the Company will pay to the officer's surviving spouse or other designated beneficiary the officer's base salary and highest annual bonus for the remaining employment term, plus a pro-rata portion of the highest annual bonus for the year in which death occurs, all long-term incentive awards shall vest, and the Company will provide at the Company's cost all health and welfare benefits for the officer's spouse and dependents for the remaining term of the employment agreement.

   In the event of an officer's inability to perform his duties for 180 days during the employment term or window period, the Board may after 30 days written notice suspend their employment and place them on disability in which then the Company will provide all health and welfare benefits (including, but not limited to, short and long-term disability benefits and retirement benefits), plus pay base salary through the date of suspension, pro-rata portion of the highest annual bonus for the year in which suspension occurs and all long-term incentive awards will vest (unless the disability relates to alcohol or drug dependence in which case any long-term incentive awards will vest ratably).

   The agreements provide that if any payment to one of the covered officers will be subject to any excise tax under Section 4999 of the Internal Revenue Code (the "Code"), a "gross-up" payment would be made to place the officer in the same net after-tax position as would have been the case if no excise tax had been payable.

Contract Termination Payments

R&B

   At the time the Merger was agreed to (July 1997) R&B was party to employment agreements with Messrs. Loyd, Bakonyi, Nagle and Hillin. Each of such agreements provided that if the officer terminates his employment for good reason or during the 180-day period following a change of control of R&B, R&B would (a) make a lump sum payment to him of salary earned through the date of termination and a bonus based on the highest annual bonus paid him during the preceding three-year period prorated in accordance with the period in the current year prior to the termination,
(b) make a lump sum payment to him of 3.75 times the sum of the highest aggregate annual base salary and annual bonus (or equal to such salary and bonus if such termination occurs after October 31, 1997) paid to the officer with respect to any one fiscal year ending within the three-year period ending on the date of termination, (c) in the case of Mr. Loyd, deliver to such executive the shares under the R&B 1992 Long-Term Incentive Plan and the R&B 1995 Long-Term Incentive Plan free of restrictions, and
(d) continue to provide certain welfare plan and other benefits for a period of three years or as long as such plan or benefits allow.

   The agreements provided that if any payment to one of the covered officers will be subject to any excise tax under Code Section 4999, a "gross-up" payment would be made to place the officer in the same net after-tax position as would have been the case if no excise tax had been payable.

   R&B terminated the employment agreements effective December 31, 1997, and in connection therewith made termination payments to Messrs. Loyd ($5,850,000), Bakonyi ($1,732,500), Nagle ($2,165,625) and Hillin
($1,771,875).

Cliffs Drilling

   Douglas E. Swanson had been president of Cliffs Drilling Company since 1992. On December 1, 1998, R&B Falcon Corporation acquired all of the outstanding shares of stock of Cliffs Drilling Company pursuant to an agreement (the "Cliffs Acquisition Agreement") between R&B Falcon Corporation and Cliffs Drilling Company. At the time Cliffs Drilling and R&B Falcon entered into the agreement for R&B Falcon to acquire Cliffs Drilling, Cliffs Drilling and Mr. Swanson were parties to an executive agreement. Pursuant to this executive agreement, the acquisition of Cliffs Drilling by R&B Falcon would trigger the commencement of a three-year employment period and the right to receive severance payments and certain other benefits following any voluntary or involuntary termination of Mr. Swanson's employment during the three-year term.

   Mr. Swanson's executive agreement provided that upon termination of his employment other than for cause he would be entitled to receive a lump sum severance payment equal to all compensation and benefits he would have received for the remainder of the employment period, as though no termination had occurred. The executive agreement further provided that if any payment to Mr. Swanson was subject to excise tax under Section 4999 of the Internal Revenue Code, a gross up payment would be made to place him in the same net after tax position as would have been the case if no excise tax had been payable.

   The Cliffs Acquisition Agreement provided that Cliffs Drilling would obtain a waiver and release by Mr. Swanson of any rights under the executive agreement. As provided for in the Cliffs Acquisition Agreement, Mr. Swanson was paid $6,167,838 in consideration for the release and waiver of his rights under his executive agreement, which amount included an excise tax gross up payment of $1,667,838.

   Also pursuant to the Cliffs Acquisition Agreement, Cliffs Drilling entered into an employment agreement with Douglas E. Swanson providing for Mr. Swanson to remain as President of Cliffs Drilling for a term of three years commencing December 1, 1998, at an annual base salary equal to his then current base salary of $450,000. Under the terms of such employment agreement, in the event Mr. Swanson's employment with Cliffs Drilling was terminated other than for cause, prior to the expiration of the three-year term, Mr. Swanson was entitled to a lump sum payment equal to (i) the annual base salary that would have been received for the remainder of the employment plus (ii) the highest annual bonus awarded to Mr. Swanson during the previous three-year period multiplied by a fraction, the numerator of which is the number of days since the most recent bonus payment date through the date of termination plus the number of days remaining in the employment period, and the denominator of which is 365. Mr. Swanson's employment agreement further provided that if any such payment is subject to excise tax under Section 4999 of the Internal Revenue Code, a "gross up" payment will be made to place Mr. Swanson in the same net after tax position as would have been the case if no excise tax had been payable. Additionally, the employment agreement provided for continuation of certain benefits to Mr. Swanson from the date of termination to the end of the employment period.

   As of August 21, 1998, the date of execution of the Cliffs Acquisition Agreement, Mr. Swanson held unvested options to acquire 74,000 shares of Cliffs Drilling. All of Mr. Swanson's unvested options became fully vested upon execution of the Cliffs Acquisition Agreement. Under the Cliffs Acquisition Agreement, each unexercised option to acquire a share of Cliffs Drilling was converted to an option to acquire 1.7 shares of R&B Falcon common stock at a price per share equal to the exercise price per share for the shares of Cliffs Drilling common stock divided by 1.7

   Pursuant to the terms of the Cliffs Acquisition Agreement, on December 1, 1998, the date the acquisition of Cliffs Drilling became effective, Mr. Swanson was granted options to acquire 300,000 shares of R&B Falcon common stock at a price of $9.125 per share, which was the closing price of R&B Falcon common stock on the date of the Cliffs Drilling acquisition. These options were to vest over a three-year period, with 50% becoming exercisable on December 1, 1999, and 25% becoming exercisable on each December 1 thereafter.

   Effective July 31, 1999, Mr. Swanson's employment with the Cliffs Drilling was terminated, and Mr. Swanson received a lump sum payment of $2,587,500 less deductions required by law in exchange for a three-year non-competition agreement, vesting of stock options with respect to 300,000 shares and extension of time within which such options can be exercised, as well as options with respect to an additional 166,600 shares, to the full term of such options.


                          EXECUTIVE COMPENSATION

Compensation of Executive Officers

   The following tables set forth the compensation paid for the periods indicated to the chief executive officer and the other four most highly compensated executive officers of the Company (the "Named Officers").

                        Summary Compensation Table

                                                   Long-Term
                                                  Compensation
                                               -------------------
                                                          Stock
                       Annual Compensation     Restricted Option
                   ---------------------------   Stock    Grants     All Other
Name and Principal                               Awards    # of    Compensation
  Position         Year  Salary($) Bonus($)(1)   ($)(2)   Shares   ($)(3)
------------------ ----  --------- -----------  -------  --------- ------------
Paul B. Loyd, Jr.  1999  606,549(4)       (4)   395,501  1,000,000     30,755
  Chairman of the  1998  533,808          (5)      0          0        32,585
  Board and Chief  1997  520,000    1,040,000      0          0     5,926,281
  Executive Officer

Andrew Bakonyi     1999  294,170(4)       (4)    56,500    400,000     10,863
  President and    1998  237,273          (5)      0          0         7,966
  Chief Operating  1997  174,173      242,000      0          0     1,739,530
  Officer

Tim W. Nagle       1999  292,878(4)       (4)   113,000    225,000     10,936
  Executive Vice   1998  282,302          (5)      0          0         8,341
  President and    1997  275,000      302,500      0          0     2,197,407
  Chief  Financial
  Officer

Bernie W. Stewart  1999  255,602(4)       (4)      0       262,500     10,765
  Senior Vice      1998  255,600          (5)      0          0         9,309
  President,       1997  236,705      120,000      0          0         6,677
  Operations

Wayne K. Hillin    1999  239,627(4)       (4)    28,250    207,000     10,695
  Senior Vice      1998  230,975          (5)      0          0        10,102
  President and    1997  225,000      247,500      0          0     1,798,929
  General Counsel
______________________

(1) Represents annual bonus earned for the fiscal year noted, even if such bonus was paid in the following fiscal year.
(2) Effective April 1, 1999, Messrs. Loyd, Bakonyi, Nagle and Hillin received awards of restricted stock of Reading & Bates Development Co. ("Devco"), a wholly-owned indirect subsidiary of the Company, aggregating 630,000 shares and amounting to approximately 5.3% of the outstanding shares of Devco following an increase in Devco's authorized capital. The number of shares of restricted stock awarded were: Mr. Loyd - 420,000; Mr. Bakonyi - 60,000; Mr. Nagle - 120,000;
     and Mr. Hillin - 30,000.
(3) The All Other Compensation column includes (i) 401(k) plan Company matching contributions, (ii) life insurance premiums paid by the Company, (iii) vacation pay, (iv) termination benefits paid in 1997 to Mr. Loyd ($5,850,000), Mr. Bakonyi ($1,732,500), Mr. Nagle
     ($2,165,625), and Mr. Hillin ($1,771,875) (See "Contract Termination Payments" at page 14), and (v) in the case of Mr. Loyd, NOK 150,000 per annum for serving as Chairman and a member of the board of directors of Arcade Drilling AS, a majority-owned subsidiary of the Company.
(4) In lieu of salary increases and cash bonuses for 1999, the Company granted to Messrs. Loyd, Bakonyi, Nagle, Stewart and Hillin, options to acquire shares at an exercise price of $12.656 per share, the average of the high and low prices of the Company's stock on January 28, 2000, the date of grant. The options have a ten-year term and fully vest on July  28,  2000.  The  number  of  salary  increase  and cash bonus stock options granted were, respectively: Mr. Loyd - 16,653 and 117,600 shares; Mr. Bakonyi - 4,898 and 53,900 shares; Mr. Nagle - 23,837 and 53,900 shares; Mr. Stewart - 14,824 and 27,800 shares; and Mr. Hillin - 8,612 and 27,800 shares. The options are not transferable and do not have a readily ascertainable fair market value. Based upon an application of the Black-Scholes Model, the value of the grants on the grant date were, respectively: Mr. Loyd
     - $105,380 and  $744,173;  Mr.  Bakonyi  - $30,995  and  $341,079; Mr.
     Nagle - $150,841 and $341,079;  Mr.  Stewart  -  $93,806 and $175,918;
     and Mr. Hillin - $54,497 and $175,918. The Black-Scholes Model is a mathematical formula used to value options on stocks of publicly traded companies. The grant date theoretical values above assume a Black-Scholes Model ratio of .5.
(5) In lieu of cash bonuses for 1998, the Company granted to Messrs. Loyd, Bakonyi, Nagle, Stewart and Hillin, options to acquire shares at an exercise price of $6.25 per share, the average of the high and low prices of the Company's stock on February 11, 1999, the date of grant. The options have a ten year term and became fully vested on August 11, 1999. The number of options granted were: Mr. Loyd - 184,121; Mr. Bakonyi - 90,819; Mr. Nagle - 74,339; Mr. Stewart - 62,251; and Mr. Hillin - 45,497. The options are not transferable and do not have a readily ascertainable fair market value. Based upon an application of the Black-Scholes Model, the value of the grants on the grant date were: Mr. Loyd - $492,524; Mr. Bakonyi - $242,940; Mr. Nagle - $198,856; Mr. Stewart - $166,521; and Mr. Hillin - $121,704. The
     Black-Scholes Model is a mathematical formula used to value options on stocks of publicly traded companies. This formula considers a number of factors to estimate the option's theoretical value, including the stock's historical volatility or, if appropriate, an average of peer companies' volatility, dividend rate, exercise period of the option and interest rates. The grant date theoretical values above assume a volatility of 34.6%, a dividend yield of 0%, a 4.94% risk free rate of return and a six-year option exercise period.

Options Granted and Options Exercised in the Last Fiscal Year

   The following tables set forth information regarding stock options granted to and exercised by the Named Officers during 1999, as well as options held by such persons as of December 31, 1999, the last day of the Company's last fiscal year.

                     Option Grants in Last Fiscal Year

                                                          Potential Realizable
                                                            Values at Assumed
                             % of Total                      Annual Rates of
                Number of     Options                          Stock Price
                Securities  Granted to                      Appreciation for
                Underlying   Employees  Exercise            Option Term($)(1)
                Options         in      Price  Expiration --------------------
  Name          Granted(#)  Fiscal Year ($/sh)   Date         5%        10%
  ----          ----------  ----------- ------ --------   --------- ----------
Paul B. Loyd, Jr.  184,121(2)   2.4%    6.250  02/10/09     723,704  1,834,009
                   920,000     11.7%    7.031  04/06/09   4,068,017 10,309,155
                    80,000      1.0%   10.062  05/18/09     506,235  1,282,899

Andrew Bakonyi      90,819(2)   1.2%    6.250  02/10/09     356,972    904,638
                   276,000      3.5%    7.031  04/06/09   1,220,405  3,092,746
                   124,000      1.6%   10.062  05/18/09     784,664  1,988,493

Tim W. Nagle        74,339(2)    .9%    6.250  02/10/09     292,196    740,483
                   207,000      2.6%    7.031  04/06/09     915,304  2,319,560
                    18,000       .2%   10.062  05/18/09     113,903    288,652

Bernie W. Stewart   62,251(2)    .8%    6.250  02/10/09     244,683    620,075
                   241,500      3.1%    7.031  04/06/09   1,067,855  2,706,153
                    21,000       .3%   10.062  05/18/09     132,887    336,761

Wayne K. Hillin     45,497(2)    .6%    6.250  02/10/09     178,830    453,191
                   190,440      2.4%    7.031  04/06/09     842,080  2,133,995
                    16,560       .2%   10.062  05/18/09     104,791    265,560
___________________
(1) The columns present hypothetical future values of the stock obtainable upon exercise of the options net of the option's exercise price,
     assuming  that  the  market  price  of  the  Company's  common   stock
     appreciates at a five and ten percent compound annual rate over the ten-year term of the options. The five and ten percent rates of stock price appreciation are presented as examples pursuant to the Proxy Rules and do not necessarily reflect management's assessment of the Company's future stock price performance. The potential realizable values presented are not intended to indicate the value of the options. The gains ultimately realized by an option holder are dependent on the actual performance of the Common Stock, and there is no assurance that the amounts set forth in this table reflect the gains, if any, that will ultimately be achieved.
(2) Represents stock options granted on February 11, 1999 in lieu of cash bonuses for 1998. (See Note (5) to Summary Compensation Table above.)

                 Option Exercises in Last Fiscal Year and
                       Fiscal Year-End Option Values

                                         Number of                Value of
                                     Securities Underlying  Unexercised in-the-
                                      Unexercised Options     Money Options
                  Shares                  at Fiscal              at Fiscal
                Acquired on   Value      Year End(#)           Year End($)(1)
                 Exercise   Realized     Exercisable           Exercisable
Name               (#)         ($)      /Unexercisable        /Unexercisable
----            ----------- --------  -------------------  ---------------------
Paul B. Loyd, Jr.   0          --     1,579,453 / 666,668  4,864,456 / 3,984,353
Andrew Bakonyi      0          --       231,232 / 266,667  1,379,461 / 1,407,838
Tim W. Nagle        0          --       326,339 / 150,000    968,612 / 896,748
Bernie W. Stewart   0          --       217,251 / 235,000  1,196,978 / 1,257,691
Wayne K. Hillin     0          --       114,497 / 138,000    730,859 / 824,760
___________
(1) These values were computed based on the difference between the exercise price and an assumed common stock value of $13.25 per share, which was the closing price of the Company's Common Stock on the NYSE on December 31, 1999.

 Compensation Committee Interlocks and Insider Participation

  The members of the Compensation Committee during 1999 were Mr. Donabedian, Dr. Chatterjee, Dr. Sandmeyer and Mr. Hamilton. Each member of the Compensation Committee was a non-employee director. No member of the Compensation Committee was an employee or compensated officer of the Company or any of its subsidiaries. During 1999, no executive officer of the Company served as a member of (i) the compensation committee of another entity in which one of the executive officers of such entity served on the Compensation Committee, (ii) the board of directors of another entity, one of whose executive officers served on the Compensation Committee or (iii) the compensation committee of another entity in which one of the executive officers of such entity served as a member of the Company's board of directors.

   Mr. Donabedian was appointed chairman of the Company's Compensation Committee in January 1998. During 1999, a company affiliated with Mr. Donabedian provided consulting services to the Company regarding employee compensation matters and was paid an aggregate of $9,600 for these services. It is expected such company will provide similar services to the Company in 2000. It is not known what amounts will be paid by the Company for these services in 2000.

Transactions with Related Parties

  See "Compensation Committee Interlocks and Insider Participation" regarding payments made by the Company in 1999, and anticipated to be made by the Company in 2000, to an entity affiliated with Mr. Donabedian, a director of the Company.

          COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

   Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement or future filings with the Securities and Exchange Commission, in whole or in part, the following Report and the Performance Graph which follows shall not be deemed to be incorporated by reference into any such filings.

   During 1999 the Compensation Committee of the Board of Directors (the "Committee") consisted of Charles A. Donabedian, Purnendu Chatterjee, Robert L. Sandmeyer and Douglas Hamilton.

Compensation  Philosophy and Overall Objectives of  Executive  Compensation
Programs

    It was the philosophy of the Company to ensure that executive compensation be directly linked to continuous improvements in corporate performance and increases in stockholder value. The following objectives were adopted by the Committee as guidelines for compensation decisions:

- Provide a competitive total compensation package to enable the Company to attract and retain key executives.

- Integrate all pay programs with the Company's annual and long-term business objectives and strategy, and focus executive behavior on the fulfillment of these objectives.

- Provide variable compensation opportunities that are directly linked with the performance of the Company.

Cash compensation

  Cash compensation includes base salary and typically includes annual incentive award programs. The base salary of each of the Company's executive officers is determined by an evaluation of the responsibilities of that position and by comparison to the average of salaries paid in the competitive market in which the Company competes for comparable executive ability and experience. To assist in its deliberations, the Committee was provided a report from Towers Perrin, a recognized independent compensation consultant, setting out comparable salary and incentive compensation information for a number of representative companies in the offshore drilling industry selected by Towers Perrin.

  The Company normally considers payment of salary increases and annual cash bonus to its executives. However, with respect to 1999 performance, the Committee determined it was appropriate to award stock options in lieu of salary increases and cash bonuses. This was done in part to make the executive officers' salary increases and bonus compensation contingent upon increases in the Company's stock price, and in part to enhance the Company's liquidity. The options were issued January 28, 2000, have an exercise price of $12.656 per share (which was the average of the high and low prices of the Company's stock on January 28, 2000), fully vest on July 28, 2000, and are exercisable over a period of ten years. The salary increase and cash bonus stock option awards granted to Named Officers were:
Mr. Loyd - 16,653 and 117,600 shares; Mr. Bakonyi- 4,898 and 53,900 shares; Mr. Nagle - 23,837 and 53,900 shares; Mr. Stewart - 14,824 and 27,800 shares and Mr. Hillin - 8,612 and 27,800 shares. In addition to the options granted to the Named Officers, the Company granted an aggregate of options with respect to salary increases and cash bonuses of 34,357 and 55,600 shares, respectively, to other executive officers who are not Named Officers.

Stock-Based Long Term Incentives

  The Committee believes that it is essential to align the interests of the executives and other management personnel responsible for the growth of the Company with the interest of the Company's stockholders. The Committee believes this alignment is furthered through the award of stock-based long-term incentives.

   During 1999, the Committee recommended and the Board of Directors approved the following stock option awards to the Named Officers:

                  Paul B. Loyd, Jr.      1,000,000
                  Andrew Bakonyi           400,000
                  Tim W.  Nagle            225,000
                  Bernie W. Stewart        262,500
                  Wayne K. Hillin          207,000

Options with respect to an additional 312,000 shares were awarded to other executive officers who are not Named Officers. Approximately 82.4% of each of the awards were issued on April 7, 1999 and the remainder were issued on May 19, 1999. The April options have an exercise price of $7.031 per share (which was the average of the high and low prices of the Company's stock on April 7, 1999), and the May options have an exercise price of $10.062 per share (which was the average of the high and low prices of the Company's stock on May 19, 1999). The options as to one-third of the shares vest over three years from the date of award and are thereafter exercisable over a period of ten years.

  On January 28, 2000, the Committee recommended and the Board of Directors approved the following stock option awards to the Named Officers:

                  Paul B. Loyd, Jr.        425,000
                  Andrew Bakonyi           180,000
                  Tim W.  Nagle            180,000
                  Bernie W. Stewart         80,000
                  Wayne K. Hillin           75,000

Options with respect to an additional 155,000 shares were awarded to other executive officers who are not Named Officers. The January 2000 options have an exercise price of $12.656 per share (which was the average of the high and low prices of the Company's stock on January 28, 2000). The options as to one-third of the shares vest on each of January 1, 2001, January 1, 2002 and January 1, 2003 and are thereafter exercisable over a period of ten years.

   In addition, on January 28, 2000, Mr. Nagle was granted a special incentive award of stock options, based in part on 1999 performance, with respect to an additional 125,000 shares, and Mr. Toufeeq with respect to an additional 75,000 shares, with an exercise price of $12.656 per share, vesting as to one-third of the shares on each of June 1, 2000, June 1, 2001 and June 1, 2002.

Chief Executive Officer Compensation and Corporate Performance for Fiscal Year 1999

   In determining the compensation of Mr. Paul B. Loyd, Jr., the Chief Executive Officer of the Company, the Committee considered anticipated operating and financial results for 1999 and the compensation received by chief executive officers of comparable companies in the drilling industry. Based on that review and assessment, the Committee recommended and Board approved (with Mr. Loyd not participating), Mr. Loyd's salary of $639,000 effective June 1, 1999. The Board also approved an award of stock options to Mr. Loyd in lieu of a salary increase and cash bonus for 1999, as described above.

Summary

   The Committee believes that the total compensation program for executive officers of the Company is competitive with the compensation programs provided by other corporations with which the Company competes. The Committee also believes that the stock-based incentives provide opportunities to participants that are consistent with the returns that are generated on the behalf of the Company's stockholders.

Section 162(m) of the Internal Revenue Code

  Section 162(m) of the Internal Revenue Code of 1986, as amended generally disallows a corporation's deduction for remuneration paid to its chief executive officer and its four other highest compensated officers in excess of $1,000,000 per person effective January 1, 1994. In connection with its policies relating to executive compensation, the Compensation Committee considered the implications of Section 162(m) along with the various other factors described elsewhere in this report in making its executive compensation determinations in 1999.


                                   PURNENDU CHATTERJEE
                                   CHARLES A. DONABEDIAN
                                   DOUGLAS A.P. HAMILTON
                                   ROBERT L. SANDMEYER

Performance Graph

  The following graph sets forth the Company's total cumulative stockholder return as compared to the S&P 500 index (the "S&P Index") and the composite peer index (the "Peer Index"), for the period January 2, 1998 (the first trading day after the Company became publicly traded) through December 31, 1999.

   The Peer Index is comprised of Atwood Oceanics, Inc.; Diamond Offshore Company; Ensco International, Inc.; Global Marine, Inc.; Marine Drilling Co., Inc.; Noble Drilling Corporation; Pride International Inc.; Rowan Companies, Inc.; and Transocean Sedco Forex Inc.

   Total stockholder return assumes $100 unvested at the beginning of the period in the common stock of the Company, the stocks represented in the S&P Index and the stocks represented in the Peer Index, respectively. Total return also assumes reinvestment of dividends; the Company did not pay dividends on its common stock during the period covered by the graph.


[R&B Falcon's performance graph* appears here.  See table below for data.]

  *Source:  Research Data Group

   Historical stock price performance should not be relied upon as indicative of future stock price performance.

   The following table shows the values that are displayed on the graph:

                          01/02/98  06/30/98  12/31/98  06/30/99  12/31/99
                          --------  --------  --------  --------  --------
The Company                 $100       $65       $22       $27       $38
S&P Index                   $100      $117      $128      $144      $155
Peer Index (nine stocks)    $100       $77       $43       $61       $76

Pension Plan Table

   R&B Falcon adopted the Reading & Bates Domestic and Offshore Pension plans effective January 1, 1999 (as amended and restated) and renamed them the R&B Falcon U.S. Pension Plan ("U.S. Plan") and the R&B Falcon Non-U.S. Pension Plan ("Non-U.S. Plan"), respectively. Effective January 1, 1998, substantially all eligible Falcon Drilling employees paid from a U.S. payroll began accruing benefit service although they were not eligible to participate in the plans until January 1, 1999. Effective April 1, 1999, substantially all eligible Cliffs Drilling employees became eligible to participate in the plans. Effective July 1, 1999, future accruals in the U.S. Plan and the Non-U.S. Plan were suspended.


   The Company can elect to terminate the plans or reactivate the plans at any point in the future. The suspension impacts participants as follows:

-   Vesting service will continue to accrue;
-   Benefit service will not accrue (suspended);
- Compensation earned during the suspension will not be considered, thus all compensation determinations in calculating benefits will be based on periods prior to July 1, 1999;
- New participants will not be allowed to enter the plans during the suspension;
-   All funding of the plans required by ERISA continues;
- Benefits that have already accrued by active employees or deferred vested participants continue to be payable upon request (in accordance with normal plan provisions - generally as early as age 55);
-   Current retiree benefit payments continue unchanged; and
-   Required audits, valuations and other plan administration continue.

   With  the   understanding  that  no  additional   benefit   service   or
compensation will accrue while the plan is suspended (effective July 1, 1999), the following is a description of the U.S. Plan.

   Effective January 1, 1999, the retirement benefits under the U.S. Plan were changed and based on an employee's highest average monthly base compensation for 60 consecutive months of credited service over the last ten years.

   Prior to January 1, 1999, benefits were based on the employee's highest average monthly base compensation for 36 consecutive months of credited service, integrating a portion of the primary social security benefit payable to the employee. The benefit is based on the higher of three formulas, A, B and C, as outlined below. Formula A is based on pay, service and primary social security benefit frozen at December 31, 1988, while Formulas B and C are based on pay, service and social security covered compensation as of the date of termination of employment. Formula A is as follows: 2.75% of an employee's average monthly compensation multiplied by the number of years of credited service for the first 20 years; plus 2% of an employee's average monthly compensation multiplied by the number of years of credited service from 21 through 25 years; plus 1.5% of an employee's average monthly compensation multiplied by the number of years of credited service from 26 through 30 years; plus 1% of an employee's average monthly compensation multiplied by the number of years of credited service from 31 through 35 years; plus .5% of an employee's average monthly compensation multiplied by the number of years of credited service from 36 through 40 years; minus 50% of an employee's primary social security benefit. Formula B is as follows: 2.4% of an employee's average monthly compensation multiplied by the number of years of credited service through December 31, 1991 (up to a maximum of 35 years); minus .65% of an employee's social security covered compensation multiplied by the number of years of credited service through December 31, 1991 (up to a maximum of 35 years); plus an amount determined under Formula C based solely on the number of years credited service which accrued after December 31, 1991. Formula C is as follows: 2% of an employee's average monthly compensation multiplied by the number of years of credited service for the first 35 years; minus .65% of an employee's social security covered compensation multiplied by the number of years of credited service for the first 35 years. This benefit structure is the result of a plan amendment effective January 1, 1989. The formula in effect prior to this date was Formula A, based on pay, service and primary social security benefit at date of retirement. Compensation covered by the U.S. Plan consists of base wages to the maximum extent allowed under current laws but not to exceed $180,000 (or an amount equal to the difference between $200,000 for 1989 and succeeding years (as adjusted at the same time and manner provided under Code Section 415(d) and $100,000, or the maximum annual compensation limit provided for in Code Section 401(a)(17)). As of July 1, 1999 (the suspension date) Messrs. Hillin, Loyd, Nagle, and Stewart had approximately 27 1/2, 7 1/2, 23 1/2 and 1 1/2 years, respectively of credited service under the U.S. Plan. Mr. Bakonyi had approximately 22 total years of credited service under the U.S. Plan and Non-U.S. Plan. These five officers will be entitled to receive the estimated annual benefits based upon their 1999 salary amounts set forth under "Salary" in the Summary Compensation Table.

   Assuming that an employee is entitled to an annual social security benefit of $16,476 at normal retirement date and has an annual social security covered compensation amount of $33,060, the Pension Plan Table illustrates the amount of annual pension benefits payable by the Company under the U.S. Plan and the R&B Falcon Retirement Benefit Replacement Plan (described below) under Formula C on a Five Year Certain & Life annuity basis to a person in specified average compensation and years-of-service classifications.

       60-Month
        Average
   Remuneration                    Years of Service
   ------------   -------------------------------------------------
                        15        20        25        30         35

     $   50,000     11,777    15,702    19,628    23,553     27,479
        100,000     26,777    35,702    44,628    53,553     62,479
        150,000     41,777    55,702    69,628    83,553     97,479
        200,000     56,777    75,702    94,628   113,553    132,479
        250,000     71,777    95,702   119,628   143,553    167,479
        300,000     86,777   115,702   144,628   173,553    202,479
        350,000    101,777   135,702   169,628   203,553    237,479
        400,000    116,777   155,702   194,628   233,553    272,479
        450,000    131,777   175,702   219,628   263,553    307,479
        500,000    146,777   195,702   244,628   293,553    342,479


  The maximum pension benefit allowable under current laws for a person who retired at age 65 in 1999 is $130,000. The U.S. Plan limits the annual compensation that is considered for plan purposes to $160,000 for 1999. Retirement benefits based on pay in excess of the foregoing limitations will be paid pursuant to the R&B Falcon Retirement Benefit Replacement Plan is designed to restore to affected employees the dollar amount of pension and pension-related benefits which could no longer be provided under the U.S. Plan as a result of the compensation limitation contained in the U.S. Plan and benefits payable under both the U.S. Plan and the R&B Falcon
Retirement Benefit Replacement Plan. Effective July 1, 1999, future accruals in the R&B Falcon Retirement Benefit Replacement Plan were also suspended.

  Retirement benefits under the Non-U.S. Plan are determined under formulas similar to those detailed above as the U.S. Plan's Formulas A and
C. Formula A under the Non-U.S. Plan is identical to Formula A under the U.S. Plan except that pay, service and primary social security benefit are frozen at December 31, 1990; plus an amount determined under Formula C based solely on the number of years of credited service which accrued after December 31, 1990 is added to the benefit determined. Formula C for the Non-U.S. Plan is identical to Formula C under the U.S. Plan. Compensation covered under the Non-U.S. Plan is the same as that covered by the U.S. Plan without the monetary limits. The Pension Plan Table can also be used to illustrate the amount of annual pension benefits payable by the Company under Formula C of the Non-U.S. Plan.

Section 16 Compliance

   The  Company  believes  that during 1999 all filing  requirements  under
Section 16(a) of the Securities Exchange Act were met with respect to the Company, except for the following: Dr. Chatterjee filed a late Form 4 for each of April and May, 1999, Mr. Chavkin filed a late Form 4 for May 1999, Mr. Donabedian filed a late Form 4 for May 1999, Mr. Hamilton filed a late Form 4 for May 1999, Mr. Laqueur filed a late Form 4 for May 1999, Mr. Loyd filed a late Form 4 for each of February, May, June and December, 1999 , Mr. Porter filed a late Form 4 for May 1999, Dr. Sandmeyer filed a late Form 4 for May 1999, Mr. Ziegler filed a late Form 4 for each of April and May, 1999, Mr. Bakonyi filed a late Form 4 for each of April and May, 1999, Mr. Hillin filed a late Form 4 for May 1999, Mr. Nagle filed a late Form 4 for May 1999, Mr. Ofner filed a late Form 4 for May 1999, Mr. Stewart filed a late Form 4 for May 1999 and Mr. Toufeeq filed a late Form 3 for May 1999.

                        THE EMPLOYEE PLAN PROPOSAL

   The Employee Plan is designed to help the Company attract and retain key executives and other selected employees and reward them for making major contributions to the success of the Company and its subsidiaries. These objectives are to be accomplished by making awards under the Employee Plan and thereby providing participants with a proprietary interest in the growth and performance of the Company and its subsidiaries. The Board of Directors has adopted the Employee Plan effective April 14, 2000, subject to the approval by the holders of a majority of shares of Common Stock present or represented, and entitled to vote at a meeting of the Company's stockholders. If the Employee Plan is not so approved by the stockholders of the Company prior to June 30, 1999, the Employee Plan will terminate. At March 24, 2000, there were available for awards under existing plans approximately 1,136,185 shares of Common Stock which shares will remain available for award.

   The  following  is  a  summary of the principal features of the Employee
Plan. This summary is qualified in its entirety by reference to the complete text of the Employee Plan, which is set forth in Exhibit 99.A hereto.

Eligible Employees

   Employees of the Company and its subsidiaries eligible for an award under the Employee Plan are those whose performance, in the judgment of the committee administering the Employee Plan, can have a significant effect on the success of the Company and its subsidiaries.

Shares Subject to Plan

   There shall be available for awards granted wholly or partly in Common Stock (including rights or options which may be exercised for or settled in Common Stock) during the term of the Employee Plan an aggregate of 5,000,000 shares of Common Stock. Common Stock related to awards that are forfeited or terminated, expire unexercised, are settled in cash in lieu of stock or in a manner such that all or some of the shares covered by an award are not issued to a participant, or are exchanged for awards that do not involve Common Stock, shall immediately become available for awards hereunder. No award may be made to any participant under the plan for more than 5,000,000 shares.

Administration of the Employee Plan

   The Employee Plan shall be administered by a committee designated by the Board of Directors to administer the Employee Plan (as used under the heading "The Employee Plan Proposal," the "Committee", which committee may be the Compensation Committee), which shall have full and exclusive power to interpret the Employee Plan, to grant waivers of the restrictions set forth in the Employee Plan and to adopt such rules, regulations and guidelines for carrying out the Employee Plan as it may deem necessary or proper. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Employee Plan or in any award in the manner and to the extent the Committee deems necessary or desirable to carry it into effect.

   The Committee may delegate to senior officers of the Company its duties under the Employee Plan, except that the Committee may not delegate to any person the authority to grant awards to, or take other action with respect to, participants who are subject to Section 16 of the Exchange Act.

Types of Awards

   The Committee shall determine the type or types of awards to be made to each participant under the Employee Plan. Each award made thereunder shall be embodied in an award agreement, which shall contain such terms, conditions and limitations as shall be determined by the Committee in its sole discretion. Awards may consist of those listed in this paragraph and may be granted singly or in combination.

Stock Option. An award may consist of a right to purchase a specified number of shares of Common Stock at a specified price that is not less than the greater of the par value of the Common Stock, or the fair market value of the Common Stock on the date of grant of the option. A stock option may be in the form of an incentive stock option ("ISO") which, in addition to being subject to applicable terms, conditions and limitations established by the Committee, complies with Section 422 of the Code.

Stock Appreciation Right. An award may consist of a right to receive a payment, in cash or Common Stock, equal to the excess of the fair market value or other specified valuation of a specified number of shares of Common Stock on the date the stock appreciation right ("SAR") is exercised over a specified strike price as set forth in the applicable award agreement.

Stock Award. An award may consist of Common Stock, up to, but not in excess of 2,500,000 shares, or may be denominated in units of Common Stock under the Plan. All or part of any stock award may be subject to conditions established by the Committee, and set forth in the award agreement, which may include, but are not limited to, continuous service with the Company and its subsidiaries, achievement of specific business objectives, increases in specified indices, attaining growth rates and other comparable measurements of performance.

Cash Award. An award may be denominated in cash with the amount of the eventual payment subject to future service and such other restrictions and conditions as may be established by the Committee, and set forth in the award agreement.

Payment of Awards

   Payment of awards may be made in the form of cash or Common Stock or combinations thereof and may include such restrictions as the Committee shall determine, including in the case of Common Stock, restrictions on transfer and forfeiture provisions. With the approval of the Committee, payments may be deferred, either in the form of installments or a future lump sum payment. The Committee may permit selected participants to elect to defer payments of some or all types of awards in accordance with procedures established by the Committee. Dividends or dividend equivalent rights may be extended to and made part of any award denominated in Common Stock or units of Common Stock. At the discretion of the Committee, a participant may be offered an election to substitute an award for another award or awards of the same or different type. However, no award of stock options shall be repriced without stockholder approval if at the effective date of such repricing the exercise price is greater than the fair market value of the stock.

   The price at which shares of Common Stock may be purchased under a stock option shall be paid in full at the time of exercise in cash or, if permitted by the Committee, by means of tendering Common Stock or surrendering another award, including restricted stock, valued at fair market value on the date of exercise, or any combination thereof. The Committee shall determine acceptable methods for tendering Common Stock or other awards to exercise a stock option as it deems appropriate. The Committee may provide for loans from the Company to permit the exercise or purchase of awards and may provide for procedures to permit the exercise or purchase of awards by use of the proceeds to be received from the sale of Common Stock issuable pursuant to an award. Unless otherwise provided in the applicable award agreement, in the event shares of restricted stock are tendered as consideration for the exercise of a stock option, a number of the shares issued upon the exercise of the stock option, equal to the number of shares of restricted stock used as consideration therefor, shall be subject to the same restrictions as the restricted stock so submitted as well as any additional restrictions that may be imposed by the Committee.

Tax Withholding

   The Company shall have the right to deduct applicable taxes from any award payment and withhold, at the time of delivery or vesting of shares of Common Stock under the Employee Plan, an appropriate number of shares of Common Stock for payment of taxes required by law or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes. The Committee may also permit withholding to be satisfied by the transfer to the Company of shares of Common Stock theretofore owned by the holder of the award with respect to which withholding is required. If shares of Common Stock are used to satisfy tax withholding, such shares shall be valued based on the fair market value when the tax withholding is required to be made.

Amendment or Termination

   The Board of Directors may amend or terminate the Employee Plan for any other purpose permitted by law except that (i) no amendment or alteration that would impair the rights of any participant under any award granted to such participant shall be made without such participant's consent and (ii) no amendment or alteration shall be effective prior to approval by the Company's stockholders to the extent such approval is then required pursuant to Rule 16b-3 in order to preserve the applicability of any exemption provided by such rule to any award then outstanding (unless the holder of such award consents) or to the extent stockholder approval is otherwise required by applicable legal requirements.

Assignability

   No award or any other benefit under the Employee Plan constituting a stock option or other derivative security within the meaning of Rule 16b-3 shall be assignable or otherwise transferable except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act, or the rules thereunder. However, an officer or director may designate a beneficiary for any award made to such officer or director.

Adjustments

   In the event of any subdivision or consolidation of outstanding shares of Common Stock or declaration of a dividend payable in shares of Common Stock or capital reorganization or reclassification or other transaction involving an increase or reduction in the number of outstanding shares of Common Stock, the Committee may adjust proportionally (i) the number of shares of Common Stock reserved under the Employee Plan and covered by outstanding awards denominated in Common Stock or units of Common Stock, (ii) the exercise or other price in respect of such awards, and (iii) the appropriate fair market value and other price determinations of such awards. In the event of any consolidation or merger of the Company or the adoption by the Company of a plan of exchange affecting the Common Stock or any distribution to holders of Common Stock of securities or property (other than normal cash dividends or dividends payable in Common Stock), the Committee shall make such adjustments in respect of the Plan or any outstanding awards as it may deem equitable, including adjustments to avoid fractional shares, to give proper effect to such event. In the event the Company is involved in a merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Committee shall be authorized to issue or assume stock options, regardless of whether in a transaction to which Section 425(a) of the Code applies, by means of substitution of new options for previously issued options or an assumption of previously issued options, or to make provision for the acceleration of the exercisability of, or lapse of restrictions with respect to, awards and the termination of unexercised options in connection with such transaction.

Unfunded Plan

   The Employee Plan will be unfunded. Although bookkeeping accounts may be established with respect to participants who are entitled to cash, Common Stock or rights thereto under the Employee Plan, any such accounts shall be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets that may at any time be represented by cash, Common Stock or rights thereto, nor shall the Employee Plan be construed as providing for such segregation.

Federal Income Tax Consequences

   This  description  of  certain  Federal   income  tax   consequences  of
options under the Employee Plan is based on Federal tax laws currently in effect and does not purport to be a complete description of such Federal tax consequences under all circumstances.

   There are no Federal income tax consequences either to the optionee or to the Company upon the grant of an ISO or a nonqualified stock option ("NQSO"). On the exercise of an ISO, the optionee will not recognize any income and the Company will not be entitled to a deduction (although such exercise may give rise to alternative minimum tax liability for the optionee). Generally, if the optionee disposes of shares acquired upon exercise of an ISO within two years of the date of grant or one year of the date of exercise, the optionee will recognize ordinary income, and the Company will be entitled to a deduction, equal to the excess of the fair market value of the shares on the date of exercise over the option price (limited generally to the gain on the sale). The balance of any gain, and any loss, will be generally treated as a capital gain or loss to the optionee. If the shares are disposed of after the foregoing holding requirements are met, the Company will not be entitled to any deduction, and the entire gain or loss for the optionee will be treated as a capital gain or loss.

   On exercise of an NQSO, the excess of the date-of-exercise fair market value of the shares acquired over the option price will generally be taxable to the optionee as ordinary income and deductible by the Company. The disposition of shares acquired upon exercise of a NQSO will generally result in a capital gain or loss for the optionee, but will have no tax consequences for the Company.

   No income will be recognized by a participant in connection with the grant of an SAR. When the SAR is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of any cash and the fair market value of any shares of Common Stock received pursuant to the exercise.

   A recipient of restricted stock generally will be subject to tax at ordinary income rates on the fair market value of the restricted stock reduced by any amount paid by the recipient at such time as the shares are no longer subject to a risk of forfeiture or restrictions on transfer for purposes of Section 83 of the Code. Further, any dividends received with respect to restricted stock that are subject at that time to a risk of forfeiture or restrictions on transfer generally will be treated as compensation that is taxable as ordinary income to the recipient. However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of transfer of shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of the shares (determined without regard to the risk of forfeiture or restriction on transfer) over any purchase price paid for the shares and any dividend received while the shares are subject to a substantial risk of forfeiture or restrictions will be treated as dividend income to the recipient.

   The recipient of an unrestricted stock grant generally will be subject to tax at ordinary income rates on the fair market value of nonrestricted shares of Common Stock on the date that such shares are transferred to the recipient reduced by any amount paid by the recipient, and the capital gain or loss holding period for such shares will also commence on that date.

   To the extent that a participant recognizes ordinary income in the circumstances described above, the Company or subsidiary for which the participant performs services will be entitled to a corresponding deduction for federal income tax purposes provided that, among other things, (i) the income meets the test of reasonableness, is an ordinary and necessary business expense and is properly reported by the Company, (ii) is not an "excess parachute payment" within the meaning of Section 280G of the Code and (iii) if the $1.0 million limitation of Section 162(m) of the Code is exceeded, the compensation qualifies as "performance based" under such section.

Board Recommendation

   The Board of Directors has unanimously approved the 2000 Employee Long-Term Incentive Plan and recommends that the stockholders vote "FOR" the Employee Plan Proposal.

                          THE ACCOUNTANT PROPOSAL

   The Board of Directors has selected Arthur Andersen LLP, independent auditors, to audit the financial statements of the Company for the 2000 fiscal year. The nomination is being presented to the stockholders for ratification at the Annual Meeting. Arthur Andersen LLP audited the Company's financial statements for the 1999 and 1998 fiscal years and were the auditors for both Falcon and R&B for the 1997 fiscal year of each of them. A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he so desires, and is expected to be available to respond to appropriate questions.

Recommendation of Board of Directors

   The Board of Directors has unanimously approved the appointment of Arthur Andersen LLP as the Company's auditors for fiscal year 2000 and recommends that the stockholders vote "FOR" the Accountant Proposal.

               STOCKHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

   The Company's bylaws require written notice to the Company of a nomination for election as a director (other than a nomination by the Board) and of the submission of a proposal (other than a proposal by the Board) for consideration at an annual meeting of shareholders. The notice must contain certain information concerning the nominating or proposing shareholder, and the nominee or the proposal, as the case may be, and be furnished to the Company not less than 60 days or more than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. A copy of the applicable bylaw provisions may be obtained, without charge, upon written request to the Secretary of the company at its principal executive offices.

   In addition, any stockholder who desires to have a proposal included in the Company's proxy soliciting material related to the Company's 2001 Annual Meeting of Stockholders must so notify the Company in writing no later than December 15, 2000. Such notice must comply with the requirements of the Rules and Regulations promulgated by the Securities and Exchange Commission applicable to such stockholder proposals.

                          ADDITIONAL INFORMATION

   The Company undertakes to provide without charge to each recipient of this Proxy Statement, upon request of such person, a copy of the Company's annual report on Form 10-K (including the financial statements and financial statement schedules) for the year ended December 31, 1999. Such request should be made to Charles R. Ofner, Vice President, c/o R&B Falcon Corporation, 901 Threadneedle, Houston, Texas 77079. A copy of any exhibit to the annual report on Form 10-K will be furnished to any such person upon request and the payment of the Company's reasonable expenses in furnishing such exhibit.

                               OTHER MATTERS

   The Company knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors of the Company may recommend.



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FORM OF PROXY CARD


                     R&B FALCON CORPORATION

      Proxy Solicited on Behalf of the Board of Directors

     The undersigned hereby appoints PAUL B. LOYD, JR. ANDREW BAKONYI and TIM W. NAGLE (with full power to act without the other and with the power to appoint his substitute) as the undersigned's proxies to vote, as specified on the reverse side hereof, all shares of Common Stock of R&B FALCON CORPORATION (the "Company"), a Delaware corporation, which the undersigned would be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Omni Houston Hotel, Four Riverway, Houston, Texas 77056 on Wednesday, May 17, 2000 at 9:00 a.m., Houston time, and at any and all adjournments thereof.

     WHEN THIS PROXY IS PROPERLY EXECUTED AND DELIVERED, AND NOT PROPERLY REVOKED, THE SHARES OF COMMON STOCK REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED ON THE REVERSE SIDE. IF NO DIRECTION IS MADE, SUCH SHARES WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED IN ITEM 1 AND FOR THE PROPOSALS IN ITEMS 2 AND 3.

    PLEASE SIGN AND DATE ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE
                             ENCLOSED ENVELOPE


1.   ELECTION OF DIRECTORS

     [ ] FOR all nominees   [ ] WITHHOLD    NOMINEES: Purnendu Chatterjee
         listed at right        authority to          Charles A. Donabedian
         (except as             vote for all          Paul B. Loyd, Jr.
         indicated to           nominees              Steven A. Webster
         the contrary           listed at
         below)                 right.                The above persons have
                                                      been nominated by the
                                                      Company.

     (INSTRUCTION:   To  withhold  authority to  vote  for  any  individual
     nominee, write that nominee's name in the space provided below.)
     __________________________________
2. Proposal by the Company to approve the adoption of the 2000 Employee Long-Term Incentive Plan.

          [ ]  FOR        [ ]  AGAINST        [ ]  ABSTAIN

3. Proposal by the Company to ratify the selection of Arthur Andersen LLP as the Company's independent auditors for the year ending December 31, 2000.

          [ ]  FOR        [ ]  AGAINST        [ ]  ABSTAIN

4. In their discretion, the Proxies will vote upon such other business as may properly come before the meeting and any and all adjournments thereof.

The undersigned hereby revokes any proxy to vote shares of Common Stock of the Company heretofore given by the undersigned.

Please sign, date and return the proxy card promptly using the enclosed envelope.

Signature(s)______________________________ Dated:  __________, 2000
                 (AND TITLE, IF APPLICABLE)

NOTE: Please date, sign exactly as name appears on this proxy, and promptly return in the enclosed envelope. When signing as guardian, executor, administrator, attorney, trustee, custodian, officer, partner or in any other similar capacity, please give full title. In the case of joint ownership, each joint owner must sign.

===========================================================================